EXHIBIT 10.10
EXECUTIVE EMPLOYMENT AGREEMENT
(John Lucks)
     This EMPLOYMENT AGREEMENT (“Agreement”), between Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Company”), and John Lucks, 19N170 Hillcrest Drive, Hampshire, Illinois 60140 (“Executive”), dated as of the 1st day of March, 2000 (“Effective Date”).
RECITALS:
     A. The Company was organized on July 9, 1999, and Executive has subscribed for Units in the Company pursuant to a Subscription Agreement between Executive and the Company.
     B. The Company was organized to enter into the business of providing environmental and fluid management services and parts washing and drum disposal services to small and medium sized customers (“Business”) in part through the use of certain assets previously owned by the “Crystal Clean” operating division of Heritage Transport, LLC, with the goals of expanding the Business and providing and increasing financial benefits to the Company.
     C. The Executive is to be employed to serve the Company in an executive capacity and is expected to make a major contribution to the profitability, growth and financial strength of the Company.
     D. The Company will disclose to Executive, or place Executive in a position to have access to or develop, “Trade Secrets” or “Confidential Information” of Company or its affiliates or their customers or clients, and/or shall entrust Executive with business opportunities of Company or Company’s affiliates, and/or shall place Executive in a position to develop business goodwill on behalf of Company or Company’s affiliates, and there is a need and desire on the part of Company and Executive to specify the parties’ rights and obligations with respect to the ownership and protection of information, opportunities and goodwill.
     E. The Company considers the services of the Executive to be in the best interests of the Company and is willing to employ the Executive on the terms and conditions set forth in this Agreement.
     F. The Executive is willing to become an employee and to remain in the employ of the Company upon the terms and subject to the conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the legal sufficiency of which is hereby acknowledged, Company and Executive hereby agree as follows:

     Section 1. Employment. Company employs Executive, and Executive accepts employment with the Company, for the period provided in Section 2 below, all upon the terms and conditions contained in this Agreement.
     Section 2. Employment Term. Employment under this Agreement shall commence on March 1, 2000, and shall continue for one (1) year (“Initial Term”). At the expiration date of the Initial Term, the Agreement shall be subject to automatic renewal for additional terms of one (1) year each (“Renewal Terms(s)”), unless either party delivers notice of termination to the other party no later than thirty (30) days prior to the first day of the applicable Renewal Term. The Initial Term and any Renewal Term(s) are referred to as the “Employment Term”.
     Section 3. Duties. During the Employment Term, Executive shall render services to the Company in the capacity and with the duties set forth in the Job Description attached to this Agreement as Exhibit “A”. Except as may otherwise be approved in advance by the Board with respect to memberships on the boards of directors of, and other offices or positions in, companies or organizations which, in the judgment of the Board, will not present any conflict of interest with the Company or any of its subsidiaries or materially affect the performance of Executive’s duties and, except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive’s full and regular business time throughout the Employment Term will be devoted to the Company. Executive will periodically travel to various locations in pursuit of Company business on an as needed basis. Except as may otherwise be approved by the Board, Executive shall render services exclusively to the Company during the Employment Term and shall use best efforts, judgment and energy to improve and advance the Business and interests of the Company in a manner consistent with the duties of Executive’s position and the common law duty of loyalty. Company shall provide Executive with fully equipped office facilities and support staff so that Executive may comfortably and efficiently perform duties. The offices of Executive shall be maintained in clean and orderly condition by Company and shall be suitable to Executive’s position and adequate for the performance of duties. The Company shall maintain office space for Executive and the Executive’s staff in the Chicago, Illinois metropolitan area throughout the Employment Term. Company shall provide Executive with reception and secretarial services, records services, and communications services. Company shall staff Executive’s office with competent assistants, acceptable to Executive, to assist Executive as needed from time to time in Executive’s duties.
     Section 4. Salary. As compensation for the services to be performed by Executive during the Employment Term, Company shall pay or shall cause to be paid to Executive, an annual base salary of not less than One Hundred Thousand Dollars (US $100,000.00) (“Base Salary”). The Base Salary will be reviewed annually beginning on the first (1st) anniversary of the Effective Date based upon Executive’s job performance, and the Agreement shall be deemed amended to incorporate any new increased annual Base Salary. Payment of Base Salary is subject to applicable withholding and payroll taxes and other deductions required under the Company employee benefit plans or as elected by Executive. Base Salary is payable in installments in accordance with the Company’s salary administration practices as they may from time to time exist.
     Section 5. Benefits. In addition to Base Salary, Executive shall:

     (a) Bonus. Receive an annual bonus (“Bonus”) payable out of a cash bonus pool made available to Executive and other key management personnel of the Company. Each year, the total cash bonus pool payable for all participants shall be an amount equal to ten percent (10%) of pre-tax net book income of the Company (treating the Cumulative Preferred Return for any year after 2002 under the Operating Agreement of the Company as an expense item regardless of its classification or treatment for tax purposes or under generally accepted accounting principles);
     (b) Fringe Benefits. Participate in all employee fringe benefits, incentive compensation programs or plans, and any pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any programs or plans;
     (c) Reimbursement. Receive reimbursement from the Company for all reasonable, business-related expenses incurred by Executive, including company car, cellular phone, travel and lodging, and any other devices or services deemed necessary by Executive;
     (d) Welfare Plans. Participate in any life or other similar insurance plans, medical, dental and health plans, executive disability plans or other employee welfare benefit plans that may be provided by the Company for its key executive employees in accordance with the provisions of any plans;
     (e) Vacation. Receive paid vacation of four (4) weeks per year; and
     (f) Salary Continuation. Have salary continuation benefits in accordance with any Company policy that may be applicable to key executive employees.
For purposes of items (b)-(f) above (“Benefits”), Executive will be entitled to equivalent benefits provided to other key executives of companies affiliated with The Heritage Group, an Indiana partnership.
     Section 6. Indemnification. Company agrees to indemnify and hold Executive harmless as to any and all disputes, actions, or claims, including all costs and attorneys’ fees, asserted against Executive, arising in any respect (including, but not limited to, hiring decisions) from accepting employment with the Company, as well as from Executive’s acts taken at the direction of, and authorization from, the Company, or arising from the ordinary operation of the Company, including without limitation, liabilities arising under environmental and public health laws with respect to the Company’s business operations or liabilities under employment practices or discrimination laws arising from conduct other than Executive’s willful misconduct.

     Section 7. Death of Executive. In the event Executive’s employment is terminated as a result of Executive’s death, Executive’s spouse or, if the Executive is not married at death, the estate of Executive, shall be entitled to receive Executive’s Salary earned through the date of death and to a ratable portion of Bonus for the year in which death occurs.
     Section 8. Disability of Executive. In the event Executive’s employment is terminated as a result of Disability as defined below, Executive shall be entitled to receive Salary and Benefits as described in Sections 4 and 5 of this Agreement through the first (1st) anniversary of the date of termination, offset by any benefits under any disability Benefit provided by the Company at its cost. In the event of Executive’s Disability, Executive shall vest fully in Bonus for the year in which Disability occurs. For purposes of this Agreement, a “Disability” shall be deemed to occur if a licensed physician reasonably selected by Executive certifies in writing that Executive is physically or mentally incapable of performing the duties of employment under this Agreement.
     Section 9. Termination.
     (a) Termination by Company for Cause/Resignation by Executive Without Cause
     The Company may terminate the Executive’s employment for cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment upon (i) the continued willful or grossly negligent failure by the Executive to substantially perform the duties of Employment under this Agreement (other than failure resulting from the Executive’s incapacity due to physical or mental illness); (ii) the breach by Executive of the provisions of the Non-Competition and Non-Disclosure Agreement between Executive and the Company; (iii) the commission by Executive of any act of fraud, embezzlement or dishonesty with the Company’s assets; (iv) the failure of Executive to adhere to the Company’s published policy regarding drug and substance abuse; or (v) the conviction of Executive of a felony offense involving moral turpitude, controlled substances, securities laws violation, antitrust laws, tax or financial reporting or physical violence; provided however, that “Cause” does not mean (A) bad judgment or negligence other than habitual neglect of duty; (B) any act or omission believed by the Executive in good faith to have been in, or not opposed to, the interest of the Company (without intent to personally gain, directly or indirectly, a profit or advantage to which Executive was not legally entitled); (C) any act or omission with respect to which a determination could properly have been made by the Company that Executive met the applicable standard of conduct for indemnification or reimbursement under the Company’s Operating Agreement or applicable law in effect at the time of the act or omission; or (D) any act or omission with respect to which notice of termination of employment of the Executive is given more than twelve (12) months after the earliest date a Director of the Company, not a party to the act or omission, knew of the act or omission. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under (i) above without (y) delivery to the Executive of thirty (30) days advance written notice of termination for Cause setting forth with particularity the reasons for the Company’s intention to terminate for Cause, and (z) the opportunity for Executive to cure asserted Cause within thirty (30) days of receipt of notice of termination. Voluntary resignation by the Executive without cause shall be deemed as equivalent to termination by the Company for Cause. In the event of a voluntary resignation or termination for Cause, Executive shall be entitled to Salary and Benefits as described in Sections 4 and 5 of this Agreement through the date of termination together with any other rights with regard to Benefits as may be provided by applicable laws or regulations.
     (b) Termination by the Company Without Cause/Resignation by Executive for Good Reason
     In the event Executive’s employment is terminated by the Company other than for Cause, Disability, or death (Section 7 above), Executive shall be entitled to receive the greater of (i) two (2) years of Base Salary or (ii) the Base Salary remaining to be paid through the date the Agreement would have expired but for termination (“Severance”). Severance will be payable in monthly installments or, at the option of the Company, in a lump sum within thirty (30) days following the termination of Executive. In addition, Executive will be entitled to receive within thirty (30) days following termination an amount equal to any bonus paid to Executive (or accrued on the books of the Company as payable to Executive) out of the Company’s annual bonus pool for the one (1) year most recently completed. Executive shall also be entitled to full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one (1) year, or until Executive is fully covered by a subsequent employer health care plan. The Company may terminate Executive’s employment without Cause upon ninety (90) days prior written notice to Executive. Termination of the Executive’s employment for any reason, other than as specified as for Cause, Disability, or death, as defined in this Agreement, shall constitute termination of this Agreement “without Cause”.
     Executive shall also have the right to terminate this Agreement for “Good Reason” and, in such event, Executive shall be entitled to Severance, bonus, and COBRA reimbursement on the same terms and in the same manner as for termination by the Company without Cause. For purposes of this Agreement, Executive shall have “Good Reason” to terminate the Executive’s employment upon the failure by the Company to cure a breach of this Agreement. Notwithstanding the foregoing, the Executive shall not be deemed to have terminated this Agreement for Good Reason without (a) delivery to the Company of thirty (30) days advance written notice of termination for Good Reason setting forth with particularity the reasons for the Executive’s intention to terminate for Good Reason, and (b) the opportunity for the Company to cure any breach within thirty (30) days of receipt of notice of termination. Resignation for Good Reason shall include the situation where Executive determines in good faith that status or responsibilities with the Company has or have diminished either by (i) action of the Board; or (ii) subsequent to a Change in Control as defined in Section 16 below, and Executive has given notice to the Company of resignation for this reason within one (1) year after a Change in Control. In the event of termination without Cause, or resignation, Executive, if requested by the Company, shall continue to render services during the thirty (30) day notice period and shall receive Base Salary and Benefits through the date of cessation of service.
     Section 10. Proprietary and Confidential Information. Executive acknowledges that the Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered, developed or made known by Executive during the Employment Term) or in which property rights have been or may be assigned or otherwise conveyed to the Company which information has commercial value in the business and is treated by the Company as confidential (“Confidential Information”). Executive further acknowledges and agrees that the success of the Company’s business depends, in part, upon an in-depth knowledge of the needs of the Company’s customers and clients and serving these needs through frequent contacts, and that the Company has invested substantial time, money and human resources to develop those relationships. The foregoing provisions supplement the terms of the Non-Competition and Non-Disclosure Agreement between Executive and the Company.
     Section 11. Non-Disclosure. Executive shall not without the prior written consent of the Board (i) use for Executive’s benefit or disclose at any time during or after the Employment Term, or thereafter, except as required by the duties of his employment with the Company and/or its subsidiaries, any trade secret information obtained or developed by Executive while in the employ of the Company with respect to any customers, suppliers, products, employees, financial affairs, business methods or services of the Company or any of its subsidiaries, or (ii) take with Executive upon leaving the employ of the Company any document or paper or digitized medium which is or contains “trade secret” information as defined in the Uniform Trade Secrets Act. The foregoing provisions supplement the terms of the Non-Competition and Non-Disclosure Agreement between Executive and the Company. Any information in the public domain through no fault of the Executive or reasonably discoverable without access to internal documents or information shall not be considered “confidential information” or “trade secret information” for purposes of this Agreement.
     Section 12. Return of Property. Upon termination of Executive’s employment for any reason, or at any other time the Company requests in writing, Executive shall immediately deliver to the Company all memoranda, notes, plans, records, reports and other documents (and copies thereof) and other property in Executive’s possession or control relating to the business of the Company or any of its subsidiaries.
     Section 13. Other Agreements. Executive and the Company are entering into separate agreements concerning Executive’s relationship to the Company, including a Non-Competition and Non-Disclosure Agreement, a Subscription Agreement, an Operating Agreement, and a Unit Redemption Agreement.
     Section 14. Nonalienation. Except as otherwise required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, bankruptcy or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     Section 15. Assignment. This Agreement is personal to Executive and Company and cannot be assigned by either party without consent of the other. In the event of Executive’s consent, this Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and assigns and any purchaser of the Company or substantially all of the assets of the Company and (b) Executive, and designees and estate.
     Section 16. Change in Control. A “Change in Control” occurs if a person or business organization not an Initial Member of the Company (as that term is defined in the Operating Agreement of the Company) or an affiliate of an Initial Member becomes the owner of forty percent (40%) or more of the Preferred or Common Units of the Company.
     Section 17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and will be deemed to have been given when delivered in person (to Executive if notice is for Executive) or delivered by courier, postage prepaid, to Executive at the Executive’s home address as set forth below, or another address as Executive shall have designated in writing, or if to the Company, to the attention of the Chairman of the Board at the address set forth below, or another address as the Chairman shall have designated in writing:

If to Executive:	John Lucks
19N170 Hillcrest Drive
Hampshire, IL 60140

If to Company:	Heritage-Crystal Clean, LLC
Attn: Fred M. Fehsenfeld, Jr.,
Chairman of the Board
5400 West 86th Street
Indianapolis, IN 46268

cc:

John W. Boyd, Esq.
Johnson, Smith, Pence & Heath, LLP
1800 One Indiana Square
Indianapolis, IN 46204
     Section 18. Governing Law/Attorney Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. The parties agree to venue and jurisdiction in the state and federal courts located in Marion County, Indiana and Cook County, Illinois, which shall be the courts of exclusive jurisdiction and venue over any enforcement of this Agreement. In the event of a breach of this Agreement, the non-breaching party shall be entitled to recover from the breaching party all reasonable costs and attorney fees incurred in enforcing the terms of this Agreement.

     Section 19. Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of the provision nor the validity of any other provision of this Agreement shall in any way be affected.
     Section 20. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of the right or power at any other time or times.
     Section 21. Entire Agreement; Modifications; and Conditions. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the Company and Executive with respect to Executive’s employment. This Agreement may be modified or amended only by an instrument in writing signed by both the Company and Executive.
     Section 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     Section 23. Construction of Agreement. The parties hereby confirm and agree that this Agreement is the result of negotiation and compromise, and that in interpreting this Agreement neither party shall be considered to be the drafter of the document, and that the language should not be strictly construed against either party. Instead, the language of the Agreement should be interpreted consistent with the ordinary and reasonable meaning of the words used.
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     IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE
/s/ John Lucks

John Lucks

Dated: March 1, 2000

COMPANY

HERITAGE-CRYSTAL CLEAN, LLC

By:	/s/ Joseph Chalhoub
Joseph Chalhoub, President

Dated: March 1, 2000

Exhibit A—Job Description

☐	Position and Title: Vice President of Sales

☐	Responsible for the sales of the Company

☐	Will oversee sales and branch operating personnel with the objective of aggressively growing sales and service routes. Responsibilities to include, but not be limited to, P&L management of the territories, hiring and developing sales and service personnel, and the participation and implementation of the Company marketing plans.